Master Agreement For Computer Software, Products
                              and Related Services


                                     between


                     Alternative Technology Resources, Inc.


                                       and


                  Resource Information Management Systems, Inc.


                        Effective Date: January 12, 2001

                                TABLE OF CONTENTS

SECTION

1.      Relationship Management                                                3

2.      Definitions                                                            4

3.      Limited Warranties; Disclaimer                                         8

4.      Remedies and Limited Liability                                        11

5.      Ownership                                                             15

6.      Confidentiality                                                       17

7.      Developed Software                                                    20

8.      Audit Rights                                                          21

9.      Licensed Software Escrow                                              22

10.     Taxes                                                                 22

11.     Pass-through Charges                                                  22

12.     Dispute Escalation; Mediation                                         22

13.     Term and Termination                                                  23

14.     Indemnities and Liability                                             24

15.     Press Releases; Public Announcements                                  25

16.     Miscellaneous                                                         25

This Agreement is between Alternative Technology Resources, Inc., a Delaware corporation with its principal place of business at 629 J Street, Sacramento, California ("ATR" or "Customer") and Resource Information Management Systems, Inc., an Illinois corporation with its principal place of business at 500 Technology Drive, Naperville, Illinois ("RIMS") effective as of January 12, 2001 ("Effective Date") relating to the licensing of computer software and the provision of related services and products.

Section 1.     Relationship Management.

1.1 Overview. This Agreement is intended to be a "Master Agreement" that will provide the common terms and conditions that will govern the parties' contractual relationship on an ongoing basis. The specific agreement between the parties will be set forth in "Statements of Work" to this Master Agreement, which will address various products or services related to the health care claims payment and administration industry.

1.2 Statements of Work. Statements of Work and the issues they cover may be added in the future which will be governed by the provisions of this Master Agreement.

1.3  Party Representatives.

1.3.1Relationship Managers. Each party shall at all times designate at least one management level employee ("Relationship Manager") who will have responsibility for compliance with this Agreement, communication with the other party regarding this Agreement and all disputes, inquiries, requests, and management issues related to the Agreement or any matter concerning the relationship between ATR and RIMS.

1.3.2Relationship   Managers  will  exchange  and  keep  current  the  telephone numbers, mailing address, e-mail address, and facsimile numbers for all other Relationship Managers. Changes in the identity or information regarding the Relationship Manager shall be made by notice to the other party.

1.4 Use Of Affiliates and Subcontractors. RIMS may use affiliated companies and third parties to provide products and services which may be required by this Agreement provided RIMS maintains substantial supervision and control over such providers. RIMS will not outsource operation of the Data Center, software "Support Services" or "Implementation Services" without prior notice to and consent by Customer, which consent will not be unreasonably withheld.

Section 2.     Definitions.

2.1 "Agreement" means this Master Agreement for Computer Software, Products and Related Services including all Statements of Work and Exhibits.

2.1.1 "Master Agreement" means the Agreement excluding Statements of Work.

2.2 "Applicable Federal Law" shall mean those United States Federal statutes and regulations which govern Customer's use of Licensed Software and the privacy of patient data.

2.3 "Claim" means information submitted by a Provider or covered person to establish that medical services were provided to a covered person in order to process for payment or "Repricing".

2.4  "Customer"  means  Alternative  Technology  Resources,   Inc.,  a  Delaware
     corporation.

2.5  "Customer's Site" is 629 J Street, Sacramento, California, 95814.

2.6 "Cure Period" is a commercially reasonable time, not less than thirty (30) days, after receiving notice of a breach of warranty from Customer, within which RIMS may correct such breach of warranty, using commercially reasonable efforts to make such correction.

2.7 "Delivery" of Licensed Software means that the Licensed Software is available for use by Customer using the method mutually agreed by the parties.

2.7.1. "Delivered" means Delivery has occurred.

2.7.2"Delivery Date" is the date Delivery is deemed to occur. The Delivery Date shall be the first date following Delivery on which notice has been received by Customer from RIMS notifying Customer that Licensed Software has been Delivered ("Delivery Notice").

2.8 "Emergency Recovery" shall mean those emergency plans and equipment used by the RIMSLink Data Center to provide Services in the event of an occurrence described in the "RIMSLink Data Center Emergency Recovery Plan".

2.9  "Escrow  Agreement"  is the Source Code Escrow  Agreement  provided  for in
     Section 9 of this Agreement and attached as Exhibit 9.

2.10 "Fees" are "License Fees", "Service Fees" and any other charge to Customer by RIMS pursuant to any Statement of Work.

2.10.1 "License Fees" are charges to Customer by RIMS for use of any Licensed Software as set forth in a Statement of Work for such Licensed Software.

2.10.2 "Service Fees" are charges to Customer by RIMS for any "Service" provided pursuant to a Statement of Work. If a Service is provided by a third party, the fee for such Service may, but need not be a "Third Party Service Fee".

2.10.3 "Third Party Service Fee" is a fee for a Service paid directly to a Third Party for such Service.

2.11 "RIMSLink Data Center" means any RIMS computer data center at which RIMS Equipment is housed, and through which Customer (through Customer Equipment) will use Licensed Software, conduct Transactions, and process Claims and related data.

2.12    "Equipment" means 1) the RIMS Equipment and 2) the Customer Equipment.

2.12.1  "RIMS Equipment" is the computer(s),  disk drive storage,  router(s) and
        other  required  equipment  (including   telecommunications   equipment)
        located at a RIMSLink Data Center.

2.12.2 "Customer Equipment" is computer servers (as required), workstations, printers, routers, modems and other related communications equipment supplied by Customer and used by Customer to process computer input and output to and from the RIMS Equipment.

2.13 "Repricing" means the determination or specification of the amount a Provider has agreed to accept as full payment for health care services and/or products in lieu of the charge stated by the Provider in a claim or a bill for those services or goods.

2.14 "Statement of Work" shall mean the agreements relating to specific services or products between Customer and RIMS which are entered into now or in the future as a result of and pursuant to the terms of the Master Agreement. Each Statement of Work shall refer to and incorporate the Master Agreement. The Statement of Work shall control over any conflicting provision of this Master Agreement.

2.14.1 Each Statement of Work is a separate and independent agreement between Customer and RIMS, even though a Statement of Work may incorporate terms or make reference to the Master Agreement or another Statement of Work.

2.15 "Services" means any service provided by RIMS to or for the benefit of Customer as provided in any Statement of Work. Services may include support, implementation, training, Transaction Services or others as agreed by the parties.

2.15.1 "Transaction Services" shall mean electronic services performed by RIMS or third parties at RIMS' and Customer's direction, for Customer or its customers, with regard to Claims or other data, pursuant to a Statement of Work.

2.16    "Software" is all Licensed Software and Developed Software.

2.16.1 "Licensed Software" means those computer software programs, systems and related materials specifically identified in a Statement of Work as "Licensed Programs". Licensed Software includes all Derivative Products and Enhancements for the Licensed Software. Licensed Software does not include Customer's data or data of any customer of Customer.

     A. "Derivative Products" means any software, program or product developed by the parties either separately or jointly during the term of this Agreement which uses, incorporates, employs, or includes any Licensed Software, any component or element of any Licensed Software, or any materials or documentation related to Licensed Software. Derivative Products shall also include any software, product or program which in any way directly or indirectly used the Licensed Software or any part of the Licensed Software for its development, or as a basis or component. Customer's data shall not be considered a Derivative Product.

     B. "Enhancements" shall mean any modifications or additions that, when made, added to, directly or indirectly created from, originated or derived from, or re-engineered from or through Licensed Software (whether or not dependent upon the Licensed Software), in any manner whatsoever change the utility, efficiency, functional capability, or application of the Licensed Software. Customer's data shall not be considered an "Enhancement".

     C. "Essential Functionality" means a capability or function of Licensed Software which is essential to operation of the Licensed Software as a whole, and which is not cosmetic, or available in the same or similar fashion through a "work-around", and the absence of which is not merely inconvenient to a user of the Licensed Software. Examples of Essential Functionality may be included in an exhibit to the Statement of Work for such software.

2.16.2 "Customer Enhancements" shall be that software, computer code or other product resulting when (i) Customer develops modifications, Derivative Products, or Enhancements to the Licensed Software as permitted by this Agreement, or (ii) RIMS creates Developed Software for Customer which is specifically identified and which RIMS expressly agrees by Statement of Work prior to the commencement of such development that such Developed Software shall not be licensed except to Customer.

2.16.3 "Developed Software" is computer code or software created by RIMS for Customer.

2.16.3.1 Developed Software, after Delivery to Customer pursuant to this Agreement or a Statement of Work shall be either (i) Licensed Software for purposes of this Agreement and any applicable Statement of Work ("Standard Developed Software") or (ii) subject to such restrictions as to use, availability of support or maintenance, or limitation of warranty as may be agreed by the parties and set forth in a Statement of Work or this Agreement ("Custom Developed Software"). Each Statement of Work for
     Developed Software shall designate such software as Standard Developed Software or Custom Developed Software, provided however, if not specifically designated Standard Developed Software, such software shall be deemed Custom Developed Software.

2.16.3.2In  the  absence  of  express   agreement   to  the   contrary,   if  no
        "Functionality Criteria" are specified in the Statement of Work for such Custom Developed Software, Custom Developed Software shall have no warranty as to functionality as provided in Section 3.1.1 of this Agreement, nor will any other express or implied software warranty apply. If "Functionality Criteria" are specified in the Statement of Work governing Custom Developed Software, the functionality warranty as to such software shall be solely as provided in Section 3.1.1.1 of this Agreement. Upon Delivery, Custom Developed Software shall be subject to all limitations concerning use, confidentiality, transfer and ownership which apply to Licensed Software, but shall not otherwise be considered Licensed Software.

2.16.4 "Third Party Software" is computer software used by Customer in conjunction with Licensed Software, Developed Software, the Equipment, the RIMSLink Data Center, or any Transaction, which is not owned by RIMS and which is not Licensed Software or Developed Software.

2.17 "Software Specifications" means the End-user Documentation for any Software (including that End-user Documentation which shall be supplied by RIMS at or reasonably promptly after Delivery of Standard Developed Software) plus any additional specifications contained in a Statement of Work which are specifically designated as a "Software Specification."

2.17.1 "End-user Documentation" shall be the sole description of the capability and functionality of the Licensed Software, hardware requirements or
        capabilities   of  the   Licensed   Software  to  which  such   End-user
        Documentation pertains, unless otherwise stated in an applicable Statement of Work.

2.17.2 New Releases. RIMS may alter the then-current Software Specifications with each new release of Licensed Software. Specifications for any new release of Licensed Software Delivered to Customer shall become the sole Software Specifications for the Licensed Software to which they pertain.

2.18 "Transaction" shall mean information processed as a distinct Claim, inquiry, Repricing request or information request by Customer, or on Customer's behalf, or on behalf of a customer of Customer as part of this Agreement.

2.19 "Warranty Repair" is the remedy for breach of limited warranty with regard to functionality of Licensed Software as specifically provided in Section 3.1.1, or as to Custom Developed Software as specifically provided in
     Section 3.1.1.1.


Section 3. Limited Warranties; Disclaimer.

     Except as expressly  changed or  supplemented  by a Statement of Work, this
     Section 3 contains all warranties for any product or Service provided by RIMS or third parties to or for the benefit of Customer or any of its customers, clients or other persons or entities.

3.1  Software and Services Warranty.

3.1.1Warranty of Software  Functionality.  RIMS warrants that Licensed  Software shall substantially conform to that Licensed Software's Software Specifications at the time of its Delivery to Customer. RIMS shall use commercially reasonable efforts to correct Licensed Software so that it substantially conforms to its Software Specifications.

3.1.1.1Custom Developed Software. RIMS warrants that Custom Developed Software for which "Functionality Criteria" are provided shall substantially conform to such Functionality Criteria at the time of Delivery to Customer. RIMS shall provide commercially reasonable efforts to correct Custom Developed Software so that it substantially conforms to the Functionality Criteria for such software. Absent notice from Customer to RIMS within thirty (30) days of Delivery of Custom Developed Software specifically identifying any aspect in which Custom Developed Software fails to substantially conform to the applicable Functionality Criteria, ("Functionality Deficiency Notice") it will be conclusively presumed that the Custom Developed Software substantially conforms to the Functionality Criteria and no further or additional warranty shall apply except under Section 3.1.6 as to Services. In the event of a proper and timely Functionality Deficiency Notice, the provisions of Sections 4.1.1.1. and 4.1.3 shall provide the sole remedy to Customer for such breach.

3.1.2New Releases. Any new releases of Licensed Software Delivered to Customer by RIMS will be covered by warranty as Licensed Software as of the date of Delivery, whereupon no prior release levels shall be warranted. Such new releases may have Software Specifications which differ from Software Specifications of prior releases of such Licensed Software.

3.1.2.1 If RIMS removes Essential Functionality contained within the original Software Specifications of the Licensed Software within sixty (60) months of the Delivery of the Licensed Software which contains such functionality, provided Customer is then a party to a Software Support and Maintenance Statement of Work for the Licensed Software, (a) RIMS, upon request of Customer, will use its commercially reasonable efforts to devise a correction or modification to enable Customer to perform the removed functionality using the existing release of the Licensed Software, which correction or modification will be performed by RIMS at its expense, or, in the event RIMS is unable to devise such correction, (b) Customer shall receive Support Services for its then-current release of the Licensed
     Software at no additional charge, notwithstanding any other obligation which would otherwise exist for Customer to use a new release of the Licensed Software for the remainder of any existing term of the license for such Licensed Software.

3.1.2.2 During the time Customer is entitled to continue use of an older version of the Licensed Software pursuant to this subsection, the Software Specifications for the release used by Customer shall remain unchanged. Upon Customer requesting or using a new release of the Licensed Software, and upon Delivery of same by RIMS, the Software Specifications of the Licensed Software shall be amended to conform with the Software Specifications of the new release.

3.1.3Silence.   Omissions   from  Software   Specifications,   descriptions   of
     functionality for Licensed Software not included in Software Specifications or Functionality Criteria are not intended as (and should not be construed by any court or party as) a representation, statement or warranty concerning the Licensed Software or Developed Software or its capability, capacity, performance, functionality, or hardware requirements. RIMS' obligation to meet descriptions of functionality or Functionality Criteria is met if RIMS produces computer code achieving such functionality in any manner.

3.1.4Modifications  and  Enhancements.  With each new  release  of the  Licensed
     Software, the functionality of the Licensed Software may be enhanced or changed in a manner that may modify its conformity to the Software Specifications in effect at the time of such release. RIMS product management personnel will include Enhancements using their discretion, and the Software Specifications shall be deemed modified at the time of Delivery of each such new release to include such Enhancements; provided, however, Customer's obligation to begin use of a new release is subject to the limitations provided in Section 3.1.2 of this Agreement.

3.1.5Authority to License Software. RIMS warrants that it has the legal right to license Licensed Software as provided in a Statement of Work.

3.1.6Services Warranty. RIMS warrants that the Services provided pursuant to any Statement of Work shall be provided in a commercially reasonable manner. Warranty as to Transaction Services is subject to the provisions of
     Section 3.1.7 of this Agreement.

3.1.7Transaction  Service  Limited  Warranty.  RIMS  warrants  that  Transaction
     Services provided by RIMS to Customer under a Statement of Work (but not those provided by third parties) will be provided in a commercially reasonable manner.

3.1.7.1 Transaction Services Assistance. Notwithstanding that RIMS provides no warranty with regard to Transaction Services which are provided by third party vendors, RIMS will (i) provide Customer with a copy or description of the warranty and support services agreements of the third party vendor, and
     (ii) pass on to Customer those warranty rights regarding third party Transaction services which are transferable and (iii) either (a) assist Customer in a commercially reasonable manner to make claims against such third parties for warranty breaches or service with regard to Transaction Services provided by or through third party vendors, or (b) prosecute claims on Customer's behalf at Customer's direction and expense with regard to Transaction Services provided by or through third party vendors.

3.1.8Data Center Limited Warranty. RIMS warrants that it will operate the RIMSLink Data Center in a commercially reasonable manner.

3.1.9Support Services Limited Warranty. RIMS warrants that the Support Services provided under any Statement of Work shall be provided in a commercially reasonable manner.

3.2 Disclaimer of Warranties. Other than as expressly set out in Section 3.1 or in an applicable Statement of Work, RIMS disclaims all express or implied warranties, Representations, and conditions of any kind or nature as to any product or service of any type including, by way of example and not limitation, warranties of merchantability or fitness for a particular purpose, warranties of results, performance, uptime, accuracy of information, system integration, scalability, performance with any particular computer hardware or system of computer hardware, volume performance as it relates to claims, data or "covered lives" processed, speed, response time, software or data "load-time," commercial practicability, that the products or services will be "error" or "bug" free, or concerning Transaction Services provided by third parties. RIMS expressly disclaims any warranty or representation concerning patent, copyright or other violation of intellectual property rights by Third Party Software, Equipment or means or medium other than Licensed Software.

Section 4.  Remedies and Limited Liability.

4.1 Licensed Software Remedy. In the event of any breach of the warranty for Licensed Software contained in Section 3.1.1 of the Agreement or Custom Developed Software contained in Section 3.1.1.1 of the Agreement, subject to Sections 4.1.1.1 or 4.1.2 below, RIMS' sole responsibility shall be Warranty Repair.

4.1.1Failure of Warranty Repair. Subject to Section 4.1.2, upon RIMS' failure to correct a breach of the Warranty contained in Section 3.1.1 by providing Warranty Repair, RIMS will refund prepaid unearned License Fees paid by Customer prorated for that portion of the Licensed Software which breaches the warranty ("Uncorrected Portion"). RIMS shall have no liability for Warranty Repair or refund after sixty six (66) months from Delivery of the Licensed Software.

4.1.1.1 RIMS shall have a period of thirty (30) days to correct any deficiency (which may include a failure to Deliver) identified in a Functionality Deficiency Notice (as defined in Section 3.1.1.1 above) after receipt of the Functionality Deficiency Notice ("Correction Period"). Functionality Deficiency Notice shall be provided to RIMS by Customer within thirty (30) days of Delivery. Following the Correction Period, Customer shall have fifteen (15) days within which to notify RIMS in writing specifying any way that the Custom Developed Software continues to fail to substantially meet the Functionality Criteria, whereupon RIMS shall have a second Correction Period. After the second Correction Period, Customer shall have fifteen
     (15) days within which to notify RIMS in writing identifying a specific manner in which the Custom Developed Software continues to fail to substantially meet the Functionality Criteria, whereupon RIMS shall have a third Correction Period. After the third Correction Period, Customer shall have fifteen (15) days within which to notify RIMS in writing, and (i) identifying a specific manner in which the Custom Developed Software continues to fail to substantially meet the Functionality Criteria, and
     (ii) to reject the Custom Developed Software. If the Custom Developed Software is properly rejected, RIMS shall be in breach of the Statement of Work, and Customer shall have the remedies provided in Section 4.1.3 for failure of Warranty Repair. If RIMS Delivers Custom Developed Software meeting the Functionality Criteria, it has met its obligation under the Statement of Work.

4.1.2If RIMS is unable to complete a Warranty Repair for a warranty breach of the Licensed Software which renders it unable to substantially perform an Essential Functionality (e.g. inability of the NetworX System Licensed Software to perform Repricing) within ninety (90) days of receiving notice of such warranty breach, regardless of whether such period is otherwise a commercially reasonable time for Warranty Repair to occur, Customer shall be entitled to terminate the Statement of Work creating the License for such Licensed Software, whereupon the license for any Licensed Software will terminate. Such termination must occur by written notice received by RIMS after expiration of such ninety (90) day period and prior to completion of Warranty Repair, and shall be in lieu of any other remedy or damages.

4.1.3In the  event  RIMS is  unable  to  complete  Warranty  Repair as to Custom
     Developed Software as provided in Section 4.1.1.1 of this Agreement, RIMS will refund to Customer the Service Fees paid by Customer for such Custom Developed Software prorated for the uncorrected portion of such Software.

4.2 Infringement Remedy. In the event of any actual or threatened Infringement Claim, RIMS shall defend or settle any proceeding brought against Customer to the extent that it is based on a claim that Licensed Software maintained to its Software Specifications and being within the scope of the License under this Agreement constitutes an infringement of a U.S. copyright or an existing U.S. patent ("Infringement Claim") subject to the following conditions:

     A.   RIMS is notified of the Infringement Claim promptly in writing; and

     B. RIMS is given complete authority and information required for the defense of the Infringement Claim.

4.2.1Damages. RIMS shall pay all damages and costs awarded because of the Infringement Claim against Customer, but RIMS shall not be responsible for any cost, expense or compromise incurred or made by Customer without RIMS' prior written consent.

4.2.2Cure of Potential Infringement Claim. In the event any Licensed Software furnished hereunder is in RIMS' opinion likely to, or does become the subject of an Infringement Claim, RIMS may, at its option and expense, (i) procure for Customer the right to continue using the Licensed Software,
     (ii) modify the Licensed Software to make it non-infringing, or (iii) substitute other Software of similar capability.

4.2.3 Termination; Continued Use.

     A. If none of the alternatives set forth in Section 4.2.2 is reasonably available to RIMS in its opinion, RIMS may terminate the license of such Licensed Software upon seven (7) days written notice to Customer without liability or obligation to Customer except as provided in subsection 4.2.5 below.

     B. If, however, the Licensed Software is not the subject of an actual Infringement Claim, Customer may elect to continue using such Licensed Software until an injunction issues or the Infringement Claim has been withdrawn, and Customer agrees to defend any action involving such claim when an Infringement Claim is made, and to indemnify RIMS with respect to all costs, damages and attorneys' fees attributable to use of the Licensed Software by Customer after notice by RIMS. RIMS may participate at its expense in the defense of any such action if such claim is against RIMS.

4.2.4Liability for Unaltered Licensed Software Only. RIMS shall have no liability for any Infringement Claim based upon the use of other than a current, unaltered release of the Licensed Software available from RIMS (except as permitted by Section 3.1.2.1 of this Agreement), if such infringement would have been avoided by the use of (i) such current unaltered release, or (ii) a combination of the Licensed Software with non-RIMS programs or (iii) combination of the unaltered Licensed Software with any other programs or data; provided, however, RIMS may require Customer to cease use of a version of Licensed Software otherwise permitted under Section 3.1.2.1 pursuant to Section 4.2.2 of this Agreement.

4.2.5Infringement Limitation of Liability. Following execution of any Statement of Work which licenses Licensed Software which becomes subject to an Infringement Claim, in the event RIMS is unable to correct any Infringement Claim as provided in Section 4.2 above, subject to Section 4.2 and 4.2.1, RIMS' sole liability to Customer for any Infringement Claim made shall be to refund any prepaid unearned License Fee paid for such Licensed Software, on a pro rata basis. Such liability shall be pro-rated, based on the License Fee paid for the infringing portion of the Licensed Software. After the sixty-six (66) months following Delivery, RIMS shall have no liability to Customer for any Infringement of a copyright or patent as provided herein or otherwise.

4.2.6Entire Liability and Limitation for Infringement Claims. Section 4.2 states the entire remedy, responsibility and liability of RIMS with respect to Infringement of any copyright or patent by Licensed Software, any part of the Licensed Software, the RIMS Equipment, or any part of the RIMS Equipment, and is in lieu of all remedies, expressed or implied, in regard thereto. The Section 3.1.1 warranty does not apply to other than Licensed Software used on RIMS Equipment or permissibly used on Customer Equipment. RIMS expressly disclaims any warranty or representation concerning patent, copyright or other violation of intellectual property rights by Third Party Software, equipment or means or medium other than Licensed Software.

4.3 Services Remedy. Subject to contrary provision in a Statement of Work, in the event any type of Services are provided which breach the Warranty of
     Section 3.1.6, 3.1.7 or 3.1.9, RIMS shall use commercially reasonable efforts to cure the breach during the Cure Period. Upon RIMS' failure to cure the breach or to use commercially reasonable efforts to cure within the Cure Period, Customer's sole remedy shall be to terminate the Statement of Work applicable to the Services not provided in compliance with this Warranty and/or damages as permitted in Section 4.3.1.

4.3.1Damage Limit; Services. RIMS' total liability for any damages related to non-conforming Services shall in no event exceed the Service Fees paid by Customer prior to termination of the Statement of Work AND after notice of breach to RIMS under the specific Statement of Work pertaining to the non-conforming services which give rise to such damages.

4.4 Data Center Services Remedy. Any remedy, including damages, for a breach of the warranty or failure to provide any Data Center Service, whether described in Section 3.1.8 or otherwise, shall be solely as provided in a Statement of Work concerning such Data Center Services.

4.5  Overall General Limitation of Liability.

4.5.1Amount of Damage Limit. In no event and under no circumstances shall RIMS' liability related to any product, service obligation or event contemplated under this Agreement, whether pursuant to contract, tort, statute, or in any way related to Software Services, Transaction Services, Support Services, or licenses not provided in conformity with this Agreement or otherwise concerning this Agreement, exceed the License or Service Fees actually paid by Customer for such non-conforming Licensed Software, or Service, and with respect to liability for breaches of this Agreement (including Statements of Work) not relating to any particular products, Licensed Software, or service shall in no event exceed the License Fees (EXCLUDING LICENSE FEES FOR THIRD PARTY SOFTWARE) paid under this Agreement during the prior twelve (12) month period.

4.5.2Type of  Damages  Excluded.  In no event  shall  RIMS be liable  under this
     Agreement or any Statement of Work for any indirect, incidental, consequential, special or punitive damages of any nature whatsoever, including by way of example and not limitation, damages arising from lost data, lost profits, down-time or delay, notwithstanding that RIMS has been advised of the possibility of such damages.

4.5.3Entire Remedy and Limitation of Liability. RIMS' entire liability and Customer's sole remedy whether pursuant to contract, tort, statute or in any way related to or otherwise concerning the Licensed Software is limited as set forth in this Section 4.

4.6  Termination.  In the  event  of any  refund  of  License  Fees as a  remedy
     provided   hereunder,   the  license  for  such  Licensed   Software  shall
     immediately terminate.

Section 5. Ownership.

5.1 RIMS Ownership. RIMS shall own all rights to Licensed Software, Developed Software, Enhancements, Customer Enhancements or Derivative Products. Customer shall have no ownership rights or right to transfer Licensed Software, Developed Software, Enhancements, Customer Enhancements or Derivative Products except as specified in a Statement of Work.

5.2 Customer Data Ownership. Customer's data and data of Customer's customers or clients or patients of Customer's customers or clients which is used on or with any Licensed Software shall not thereby become Licensed Software or a Customer Enhancement, nor shall RIMS have any property rights to such data.

5.3  Customer  Enhancements.   Customer  Enhancements  shall  be  restricted  as
     follows:

5.3.1No  Relicense.  Neither RIMS nor Customer  shall use or relicense  Customer
     Enhancements except in conjunction with use of the Licensed Software or other Licensed Software pursuant to the Master Agreement or as provided in a Statement of Work.

5.3.2Independent Developments. The restrictions of Section 5.3.1 above do not limit RIMS from independently developing or re-creating the functionality of any Customer Enhancement for another Customer or for RIMS' general development and RIMS shall have the sole right to license, sell, or otherwise distribute or transfer any rights to such software without further consent or obligation to Customer for such software.

5.3.3No Customer Enhancements will be developed by Customer or RIMS absent express agreement in writing as to the nature, scope and price of any such Customer Enhancements.

5.4 Customer Screen Identification. Unless Customer and RIMS agree otherwise in any Statement of Work governing license of any Licensed Software, Customer may display to its customers and other authorized users of such Licensed Software an identifying phrase or logo which identifies Customer, its products, services and programs to such user of the Licensed Software ("Customer Screen Logo"). If a Customer Screen Logo is used with a particular Licensed Software, the following restrictions shall apply:

5.4.1RIMS Approval. Customer shall obtain RIMS' prior approval of the form and mechanism for display of any Customer Screen Logo, which approval shall not be unreasonably withheld.

5.4.2Approval Criteria/Conditions. A Customer Screen Logo or separate following screen for the Licensed Software shall (i) fairly represent that RIMS is the owner or authorized licensee of the Licensed Software and related intellectual property to which the Customer Screen Logo is attached, (ii) shall not represent or imply that RIMS and ATR are other than vendor and vendee with regard to the products and services being used, and (iii) shall not in any way infringe upon, detract from or injure any patents, copyrights, trademarks, trade names, trade dress, or other intellectual property rights to any product or service being used. The requirements of this Section 5.4.2 shall appear not later than the third (3rd) "screen" of the Customer Screen Logo for the Licensed Software in a specific location determined by Customer.

5.4.3Cost. The Customer Screen Logo shall be incorporated in Licensed Software only by RIMS personnel, at Customer's expense, at RIMS then-current rates for such work, and subject to schedule availability of RIMS personnel. Customer shall additionally pay any costs for support of the Customer Screen Logo, including costs of incorporating the Customer Screen Logo into any new release of Licensed Software.

5.4.4Warranty Exclusion. There shall be no warranty of any type or description, either express or implied, with regard to any Customer Screen Logo or use thereof. In the event of Customer dissatisfaction with a Customer Screen Logo for any reason, RIMS shall use commercially reasonable efforts to modify or repair the Customer Screen Logo at Customer's expense, at RIMS' then-current rates for such work. If RIMS reasonably determines that the Customer Screen Logo cannot be made to work to Customer's reasonable satisfaction and otherwise in compliance with this Agreement, Customer's sole recourse shall be to have RIMS remove the Customer Screen Logo from the Licensed

     Software and to restore the Licensed Software to the form in which it existed prior to installation of the Customer Screen Logo, such removal at Customer's expense.

5.4.5Ownership. Nothing in this Section 5.4 shall give Customer any intellectual property rights or other rights in or to any Licensed Software or portion thereof, nor shall Customer receive any right to use a copyright, patent, trademark, trade name, service mark, service name or trade dress belonging to RIMS, except as expressly provided herein.


Section 6. Confidentiality.

6.1  Confidentiality.

6.1.1Definition.   As  used  herein,   "Confidential   Information"  shall  mean
     Information,  material  and/or  documents  which  belong  to  either  party
     ("Owning Party"), which are disclosed to the other party in written, tangible or oral form, and which are not generally known in the relevant industry or industry segment.

6.1.2Oral. Information disclosed orally shall only be Confidential Information if either the person making the disclosure on behalf of the Owning Party or someone else affiliated with the Owning Party orally notifies the other party that the orally disclosed information is Confidential Information (the Owning Party may give this notice by the means for giving notice if it wishes) at the time of the disclosure or within a reasonable period of time thereafter.

6.1.3Types of Information.  Confidential  Information  includes any information, material and/or documents that afford the Owning Party a commercial or business advantage over others who do not have the information, materials, and/or documents; and information, materials and/or documents that the Owning Party considers confidential, proprietary, or a "trade secret" as those terms are defined by law and which are designated as "Confidential" at the time of disclosure. The Owning Party's Confidential Information may include, without limitation, financial information, business plans, marketing plans, source code, system documentation, user manuals, training instructions, data structures, and modifications of computer programs, system design, and architecture and other technical developments, drawings, designs, processes, computer software, methods, formulae, techniques, know-how, discoveries, concepts, ideas, whether or not they can be patented, copyrighted or registered as a trademark.

     A. RIMS' Confidential Information. RIMS' Confidential Information includes (without limitation) Licensed Software including Derivative Products or Enhancements, Source Code and Developed Software, and all End-User Documentation or other Software Specifications pertaining to any Software owned or licensed by RIMS.

     B. Customer's Confidential Information. Customer's Confidential Information includes pricing terms, level of pricing, pricing discount, or other pricing adjustment planned, proposed or used by Customer in negotiating with or contracting with health care providers,  and marketing plans,  strategic plans,  business plans and processes including contracts with Providers and Payers, and information regarding clients or customers of Customer and patients of customers or clients of Customer.

6.1.4Exclusions. Confidential Information shall not include any of the foregoing information that (i) is or becomes publicly known without breach of any confidentiality obligation, (ii) is disclosed to the non-Owning Party or its employees through a third party without breach of confidentiality obligation on the part of the third party, or (iii) that was known to the other party prior to execution of this Agreement and was not subject to any confidentiality obligation (collectively, the information described in this subsection is "Public Information").

6.2  Maintaining Confidentiality.

6.2.1No Disclosure. Except as permitted under this Agreement, each party hereby agrees that neither party nor its employees, subcontractors, agents or assigns shall use or disclose, for themselves or others, any Confidential Information of the other party.

6.2.2Reasonable Controls. Customer and RIMS (on behalf of themselves and all of their employees, subcontractors, agents and anyone else to whom disclosure is permitted) each agree to use reasonable controls to protect the confidential nature of all Confidential Information each receives from the other hereunder, and to protect such Confidential Information in a manner consistent with the manner in which each protects its own similar confidential business information.

6.2.3Inform Employees. Customer and RIMS shall inform every such third party and employee of the confidential nature of the Confidential Information each receives.

6.3  Return of Materials, Termination Rights.

6.3.1Property  Rights.  Except  as  provided  in  this  Agreement,   each  party
     understands and agrees that all embodiments of Confidential Information received from the Owning Party pursuant to this Agreement are the property of the Owning Party.

6.3.2Return by  Employees.  Upon  termination  of this  Agreement  for  whatever reason, the Non-Owning Party shall require its employees and/or contractors, as applicable, to deliver promptly to the Owning Party all such materials, including all copies thereof, in the employees' possession or under the employees' control.

6.3.3License  Termination.  If this  Agreement  is  terminated  for  any  reason
     (including termination resulting from Customer seeking a refund of all or any portion of the License Fee), the license for Licensed Software provided hereunder will terminate and Customer shall return all of RIMS' Confidential Information and all related documentation and materials within thirty (30) days of notice of such termination, or destroy it and provide RIMS with certification of such destruction.

6.4  Injunctive  Relief.  Each party  agrees that a material  violation  of this
     Section 6 would cause the Owning Party irreparable injury for which it would have no adequate remedy at law and, in the event of any such violation, the non-offending party shall be entitled to a temporary restraining order, a preliminary injunction and any other injunctive relief in addition to any other remedies to which the non-offending party may be entitled at law or in equity.

6.5 Required Disclosure. Nothing in this Agreement shall be deemed to prevent a party receiving Confidential Information from disclosing it if that party is required to do so by a valid subpoena or other legal process, or the authority of any state or Federal administrative agency or governmental body. Nonetheless, the receiving party shall immediately notify the disclosing party of the request or requirement so that the disclosing party may have the opportunity to challenge the requirement that disclosure be made.

6.6  Protection of Patient Information.

6.6.1Patient  Information.  In  addition to the  obligations  of RIMS in Section
     6.1, the parties acknowledge that Customer's Confidential Information includes information in any format about patients of clients and customers of Customer, including, without limitation, from medical records, information received from facilities and professionals that provide mental and physical health services, information pertaining to the identity, diagnosis, prognosis or treatment of patients, and any information relating to the character, habits, avocations, finances, occupation, general reputation, credit, health, or any other personal characteristic of patients.

6.6.2Access and Reports.  RIMS shall report to Customer any use or disclosure of
     Confidential Information that may violate the terms of this Agreement. RIMS shall limit access to Confidential Information within RIMS' organization to personnel who require access to the information in order to perform RIMS' obligations under this Agreement who have expressly agreed to comply with the terms of this Agreement and of all applicable privacy and confidentiality laws regarding such Confidential Information. Immediately upon becoming aware of any such use or disclosure, RIMS shall only access such Confidential Information as is necessary to perform RIMS' obligations under this Agreement.

6.6.3Software  Compliance  with   Confidentiality   Law.  If  Customer  or  RIMS
     determine that Licensed Software, the RIMSLink Data Center, Repricing or the Transaction Services cannot be operated or provided in conformance with then-current Applicable Federal Law when used in compliance with both RIMS then-current instructions and the Software Specifications (such determination is a "Non-compliance Determination"), then the identifying party shall notify the other party of such Non-compliance Determination within sixty (60) days thereof.

6.6.3.1 Provided that Customer at the time of the Non-compliance Determination is currently purchasing Support and Maintenance Services from RIMS for the Licensed Software under a Statement of Work, upon receipt of the said notification, as applicable, RIMS shall modify this Agreement and any Statement of Work and the operation of the RIMSLink Data Center, the Repricing or the Transaction Services to conform to the then current Applicable Federal Law and RIMS shall do one of the following:

     (a) Modify the Licensed Software to conform to the then current Applicable Federal Law;

     (b) Modify Third Party Software or Services to conform with the then current Applicable Federal Law; or

     (c) Show Customer how to operate the Licensed Software in conformance with the then current Applicable Federal Law.

6.6.3.2 RIMS shall not be obligated under the Agreement to maintain the Licensed Software in compliance with any current or future state laws except as provided in a Statement of Work.

6.6.4Procedures. RIMS shall adopt and enforce confidentiality procedures and policies designed to ensure that such Confidential Information is kept confidential as required by law and by the terms of this Agreement, including in its operation of the RIMSLink Data Center, and in providing Transaction Services and Repricing.

6.7 Term. The provisions of this Section 6 shall survive the term or termination of this Agreement for any reason.

Section 7.     Developed Software.

7.1 Statement of Work for Developed Software. In the event any Statement of Work Between the Parties contemplates Delivery of Developed Software, the following provisions and requirements will be deemed included unless the Statement of Work provides otherwise:

7.1.1General Requirements. The Statement of Work will include (a) a general description of the project for the Developed Software, (b) price and fees, if any, and (c) a final Delivery Date by which all Developed Software under such Statement of Work must be complete and Delivered ("Final Deadline").

Section 8.     Audit Rights.

8.1 Audit Rights. Each party shall have the right upon reasonable prior written notice to access Software and Equipment and to audit the business records of the other party directly related to the other party's obligations under this Master Agreement or any Statement of Work in order to confirm the other party's compliance with its obligations under this Agreement at such time and place as the parties agree but not more than once every six (6) months.

8.2  Procedure.

8.2.1Reasonable Times. Unless otherwise agreed in writing, the auditing party will conduct such audit during normal business hours and shall make all reasonable efforts not to disrupt normal business operations.

8.2.2Cooperation. The Audited Party shall provide full cooperation with all such audits and in no event, except in the event the audited party is legally obligated to do so, shall it withhold any such business records from such an audit.

8.2.3Availability.  The  Audited  Party  shall make  available  to the  Auditing
     Party's auditor (i) the Software (and all related passwords), (ii) the Equipment (and all operating system passwords), (iii) any related business and computer hardware and software records and documents reasonably related to the confirmation of the accuracy of payments made or owed by the Audited Party to the Auditing Party, and the Audited Party's compliance with its obligations hereunder.

8.2.4Representative. At the Audited Party's option, one or more of its representatives may be present throughout the audit to preserve and protect the integrity of the Audited Party's computer system.

8.3 Results. If there is a discrepancy between the reported results and the audit results in an amount equal to or exceeding five percent (5%), the non-auditing party shall pay, in addition to payment or refund for the discrepancy, fees and expenses for the audit and related expenses incurred by the auditing party in connection with the audit, and the auditing party shall be entitled to audit monthly in whole or on a limited basis, for the balance of the term of the Agreement.

Section 9. Licensed Software Escrow.

9.1 Source Code Escrow. RIMS may agree in a Statement of Work to provide Customer with coverage under a Source Code Escrow Agreement ("Escrow Agreement") in a form substantially as set forth in Exhibit 9.

9.2 Use of Source Code. Use of any source code software released from the said Source Code Escrow Agreement shall be limited as provided in the Escrow Agreement and further limited to the same extent as the use of the Licensed Software is limited under this Agreement.

9.3 Amendments to Escrow. RIMS may amend the Escrow Agreement to substitute another institutional Escrow Agent, or to modify the Escrow Agreement as required by the Escrow Agent or otherwise. Customer will not refuse approval of any changes to the Escrow Agreement which do not materially adversely affect its rights under said Agreement. New or modified Escrow Agreements will be added as exhibits to the Master Agreement.


Section 10. Taxes.

     Unless exempted, evidence of which must be provided to RIMS, Customer shall be obligated to pay all federal, state, local, and other taxes or other charges (other than income taxes payable by RIMS) applicable to the Services Transaction Services, Equipment, Support or Software provided hereunder, as well as any shipping and handling fees. (If no taxes are assessed, Customer is solely responsible to self-assess and pay any tax that may be due as a result of the Services provided hereunder, and shall indemnify and hold RIMS harmless with respect to such taxes.)


Section 11. Pass-through Charges.

11.1 Government Tariffs and Similar Charges. RIMS shall be entitled at any time without prior notice to pass through any increase in communications tariffs related to the Services provided hereunder, including, without limitation, government imposed access fees, fees resulting from changes in regulation or statute, or other similar fees assessed against RIMS and outside its control. Upon written request, RIMS shall make available to Customer documentation relating to these pass through fees in connection with the said Services.

11.2 Third Party Charges. If a third party charges an access fee to RIMS for any Transaction Services, RIMS reserves the right to request at any time a price increase for such Transactions and, if Customer fails to accept such price increase, RIMS shall have the right to terminate the use of the Services provided hereunder for such Transactions on thirty (30) days prior notice.

Section 12. Dispute Escalation; Mediation.

12.1 Dispute Resolution. If any dispute, controversy or claim (a "Dispute") occurs between the parties, they shall attempt in good faith to resolve the Dispute by mediation.

12.1.1 Mediator. In mediation, the parties will attempt to choose a mutually acceptable mediator to conduct the mediation.

12.1.2 Party Representative. Whether or not they choose a mediator, an executive management representative of each party with full authority to reach a settlement shall meet together, in person if the parties can mutually agree to a site for such meeting or otherwise by teleconference, at least once for the purpose of attempting to resolve the dispute.

12.1.3 If such mediation fails and at least one such meeting has occurred, only then may a party institute litigation.

12.2 A party shall not be required to attempt mediation or meet in person as a precondition to litigation if that party files suit solely to seek equitable relief including a request for a temporary injunction or restraining order.


Section 13.    Term and Termination.

13.1 Term. This Agreement shall be ongoing and in effect until occurrence of one or more of the following events:

13.1.1 No Statements of Work. All Statements of Work have been terminated or expired for two (2) years, unless extended by express written agreement of the parties;

13.1.2 Agreement. Mutual Agreement of Customer and RIMS to terminate this Agreement;

13.1.3 Termination Event. Occurrence of an event permitting termination of this Agreement as provided in Section 13.3 or 13.4, following failure to cure as provided in Section 13.2 below.

13.2 Mutual Right to Cure. In the event of a material breach of this Agreement by either party, except where a Cure Period is otherwise expressly provided in this Agreement or the Statements of Work, the other party shall provide the breaching party thirty (30) days prior written notice of breach. During the thirty (30) day period following Breach Notice ("Breach Notice"), the breaching party shall have the right to cure the breach without being subject to damages. This Section does not apply to requests for temporary or preliminary equitable relief with fifteen (15) days written notice to the other party.

13.3 RIMS Termination. RIMS shall have right to terminate this Agreement as follows:

     A.   Upon material breach of any license for Software by Customer, or

     B. Failure by Customer to pay Fees, upon thirty (30) days' written notice.

13.4 Mutual Right to Terminate. Either party may terminate the Agreement immediately in the event the other party terminates or suspends business.

13.5 Customer Termination. Customer shall have the right to terminate this Agreement as may be provided in a Statement of Work.

Section 14.    Indemnities and Liability.

14.1.Indemnification of RIMS by Customer. To the extent allowed by law, Customer shall indemnify and hold harmless RIMS, its agents, employees, successors and assigns from and against any and all liabilities, losses, damages, suits, costs, expenses, charges, actions, claims and demands, including attorneys fees, whether in tort or in contract, of whatsoever kind and nature imposed on, incurred by, or asserted against RIMS, its agents, employees, successors and assigns by any third party which arise from or are in any way connected with unauthorized use of any Software or Equipment by Customer, or other claims by third parties (including without limitation clients or customers of Customer) arising from or related to Customer's use of RIMS' products or services, or any act or omission by Customer.

14.2 Indemnification of Customer by RIMS. To the extent allowed by law, RIMS shall indemnify and hold harmless Customer, its agents, employees, successors and assigns from and against any and all liabilities, losses, damages, suits, costs, expenses, charges, actions, claims and demands, including attorney fees whether in tort or in contract, of whatsoever kind and nature imposed on, incurred by, or asserted against Customer, its agents, employees, successors and assigns by any third party which arise from or are in any way connected with claims by third parties (including without limitation clients or customers of Customer or patients of clients or customers of Customer) arising from or related to any act or omission by RIMS in fulfilling its obligations under Section 6.6. Provided, however, any obligation to indemnify under this Section 14.2 is subject to the limitations of Section 4.5.

Section 15.    Press Releases; Public Announcements.

15.1 Neither party to this Master Agreement shall issue any press release or public announcement of any kind concerning any of the transactions contemplated by the Agreement without the prior written consent of the other party. The text and time of such release or announcement shall be mutually approved by Customer and RIMS. This Section 15.1 shall not be construed to limit or prohibit RIMS or ATR from identifying ATR as a customer or purchaser of specified products or services from RIMS, without prior approval or agreement, in a public statement or to other customers or prospective customers.


Section 16.    Miscellaneous.

16.1 Notices. All notices provided for in this Agreement, to be effective, must be made as follows: the notice must be sent by certified mail, return receipt requested, by way of a major next-day delivery service with signed receipt, or by in-hand personal delivery, separately to the following addressees at their then current addresses:

16.1.1 If to RIMS:

        Chief Executive Officer
        Resource Information Management Systems, Inc.
               And
        Legal Department
        Resource Information Management Systems, Inc.
        500 Technology Drive
        Naperville, Illinois  60566

With a copy to:

        Patrick C. Keeley, Esq.
        Piccione, Keeley & Associates, Ltd.
        122C South County Farm Road
        Wheaton, Illinois 60187

16.1.2    If to Customer:

        Jeffrey S. McCormick, Chief Executive Officer
        Alternative Technology Resources, Inc.
        629 J Street
        Sacramento, CA 95814

With a copy to:

        Norbert Wagner
        Relationship Manager
        Alternative Technology Resources, Inc.
        629 J Street
        Sacramento, California 95814

16.1.3 Any party may change its address or addresses (or those of its agents) by giving written notice to the other party of such change or changes.

16.1.4 Each notice shall be deemed effective as of the date it is officially recorded as delivered or refused by return receipt or the equivalent.

16.1.5 "Notice", "notice," "notify" or "notification" as used in this Agreement or any Statement of Work shall refer to notice as provided in this
        Section 16.1.

16.2 Export. The Licensed Software shall not be shipped out of the United States nor used by Customer out of the United States.

16.3 Employee Solicitation. During the term of this License, and for a period of two (2) years thereafter, neither party shall directly or indirectly solicit, entice, offer employment to, or hire any employee of the other to perform services for such party or to perform services for any other person, sole proprietorship, partnership, corporation or other entity.

16.4 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the parties, provided, however, Customer may not assign, sublicense or transfer any of its rights or duties under this Agreement without the express prior written consent of RIMS executed by an authorized officer of RIMS.

16.4.1 Any material change in the ownership or control of Customer or acquisition of or by Customer and another entity (collectively "Reorganization") shall not be deemed to constitute an assignment of this Agreement if Customer survives such Reorganization as an independent entity, business unit or separate corporation, in which case this Agreement will continue in effect as to Customer (but not its subsidiaries, parents or affiliates). After such Reorganization, any use of the rights (including licenses granted pursuant hereto) may not be utilized by the acquiring entity outside of the Customer entity or unit, without the express written consent of RIMS, which consent will not be unreasonably withheld. It will not be unreasonable for RIMS to withhold its consent if the acquiring entity is a potential customer of RIMS or the volume of business to be conducted is significantly higher than that which is then being conducted by Customer, or if the then current pricing for the RIMS products and services has materially changed from that otherwise provided to Customer.

16.5    Choice of Law; Venue.

16.5.1  This Agreement shall be construed under Illinois law.

16.5.2 Any action to enforce any right under this Agreement or pertaining to any dispute arising from the transactions contemplated herein shall be commenced and prosecuted only in the U.S. District Court for the District or the State Court for the County in which the defendant is headquartered.

16.5.3 In no event shall the Uniform Computer Information Transactions Act ("UCITA") apply to this Agreement in any manner.

16.6 Severability. In the event that any of the terms of this Agreement is declared to be invalid or void by any court or tribunal of competent jurisdiction, such term or terms shall be null and void and shall be deemed severed from this Agreement and all the remaining terms of this Agreement shall remain in full force and effect.

16.7 Waiver. The waiver or failure by either party to claim a breach of any provision of this Agreement shall not be a waiver of a breach of any other provision or subsequent breach of the same provision.

16.8 Headings. The headings used in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement.

16.9 Force Majeure. To the extent that either party's performance hereunder is prevented, hindered or delayed by reason of any cause beyond the reasonable control of that party, including, by way of example and not limitation, any labor dispute, act of God or regulation or order of government authority, the dates or times by which that party is required to make performance hereunder shall be postponed until the cause for such delay is abated. Neither party shall be liable for any damages arising out of any such delay, hindrance or prevention.

16.10 Independent Contractor. The parties each acknowledge that RIMS and Customer are each independent contractors and not an employee of the other. Nothing in this Agreement shall be construed to mean that RIMS or Customer or their employees are employees, agents, associates, joint venturers, or partners of the other. It is understood that any of RIMS' employees who perform services for Customer under this Agreement are in all respects employees of RIMS and not of Customer.

16.11 Authorized Signers. Each person signing this Agreement covenants that he or she is duly authorized by all necessary and appropriate corporate action to execute this Agreement.

16.12 Counterparts. Each party may execute this Agreement in counterpart and, without limitation, may deliver an executed copy by fax provided that it then follows that delivery by transmitting a signed original counterpart to the other party by the means provided for notice.

16.13 Neither Party the Drafter. The parties acknowledge that this is a negotiated document. No party to this Agreement shall be deemed to be the drafter of it, and any construction of its terms shall be without regard to any rules of construction concerning the drafter.

16.14 Non-exclusive. This Agreement is not exclusive to Customer or RIMS except as specifically provided herein.

16.15 Survival of Termination. Any terms of this Agreement that by their nature extend beyond the Agreement termination remain in effect until fulfilled. Such terms include, but are not necessarily limited to Sections 4.1.1, 4.2.5, 4.5, 5, 6, 10, 14, 16.3, 16.4, and 16.5. Section
        6 shall terminate 10 years after termination of the Master Agreement, except with regard to patient information, which shall be governed by applicable law.


Alternative Technology Resources, Inc.     Resource Information Management
                                           Systems, Inc.

By: ____________________                    By: _________________________
Its: ____________________                   Its: __________________________